SouthWest Water Company Names Du Nguyen

Vice President of Information Technology and

JR Reavis Vice President of Water Technologies

LOS ANGELES, August 12, 2010 – SouthWest Water Company (Nasdaq: SWWC) today announced the promotion of Du Nguyen to Vice President of Information Technology and JR Reavis to Vice President of Water Technologies, two newly created positions that report directly to Mark Swatek, SouthWest Water's chief executive officer and president.

“During their tenure with SouthWest Water both Du and JR have brought a wealth of expertise in their respective specialties,” said Swatek. “Du was instrumental in helping us align our IT strategic goals and JR has single-handedly raised the bar across the company on our water quality expertise. Both of these promotions are well-deserved.”

Nguyen joined SouthWest Water Company in 2009 as Director of Information Technology.  He directs all facets of IT core planning and support activities, as well as the integration, implementation, and upgrading of existing and new information technology solutions.  Prior to working at SouthWest Water, he was the director of Enterprise Financial Systems at Calpine Corporation.  Earlier, Nguyen served as a senior management consultant with United States Supplier Diversity, directing high-profile executive management tactical and strategic systems and business process initiatives for several clients.  He earned his BBA in accounting with minors in both finance and mathematics at University of Texas at Austin.

Reavis is a water industry veteran with more than 15 years of experience in research, operations management, and plant startups, and has developed and implemented water treatment strategies that greatly enhance plant performance while reducing operating costs.  He joined SouthWest Water in 2007 as National Water Quality Director. Previously, Reavis was Operations Manager at the Northeast Water Purification Facility with the Houston Area Water Corporation. Prior to that he held a number of water related positions for the City of Houston Public Works and Engineering Department. He is an “A” Certified Water Treatment Plant Operator, the highest level water certification in Texas. Reavis received his BS in environmental science with an emphasis in water chemistry from Sam Houston State University.  He has received numerous American Water Works Association (AWWA) operator awards and is a frequent speaker at AWWA Water Quality Technical Conferences.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

For Further Information:

CONTACT: DeLise Keim

                  VP Corporate Communications

                   213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

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